As filed with the Securities and Exchange Commission on July 25, 2007.
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
AUTHENTEC, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization	59-3521332 (I.R.S. Employer Identification No.)
100 Rialto Road, Suite 400
Melbourne, FL 32901
(321) 308-1300
(Address of principal executive offices)(Zip Code)
AUTHENTEC, INC. 2004 STOCK INCENTIVE PLAN
AUTHENTEC, INC. 2007 STOCK INCENTIVE PLAN
(Full title of the plan)

(Name, address and telephone number of agent for service)	(Copy to:)
F. Scott Moody Chief Executive Officer AuthenTec, Inc. 100 Rialto Road, Suite 400 Melbourne, FL 32901 Tel: (321) 308-1300	Nancy A. Spangler, Esq. DLA Piper US LLP 1775 Wiehle Avenue, Suite 400 Reston, VA 20190 Tel: (703) 773-4000
CALCULATION OF REGISTRATION FEE

		Proposed			Proposed
		Maximum			Maximum
	Amount to be	Offering			Aggregate		Amount of
Title of Securities to be Registered	Registered	Price Per Share			Offering Price		Registration Fee
2007 Stock Incentive Plan Common Stock, $0.01 par value	3,524,348		$12.55	(1)		$44,230,567.40		$1,358
2004 Stock Incentive Plan Common Stock, $0.01 par value	3,594,249 169,144	$ $	1.69 12.55	(2) (2)	$ $	6,074,280.81 2,122,757.20	$ $	187 66
Totals	7,287,741 (3)							$1,611

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The proposed maximum offering price per share as to 3,524,348 shares authorized to be issued but have not yet been granted under the 2007 Employee Stock Purchase Plan is based on the average of the high and low prices of AuthenTec, Inc. Common Stock reported on the Nasdaq Global Market on July 20, 2007.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share as to 3,594,249 shares subject to outstanding but unexercised options under the 2004 Stock Incentive Plan are computed on the basis of the weighted average exercise price of $1.69, and as to the 169,144 shares issuable upon exercise of options that are authorized to be issued but have not yet been granted under the 2004 Stock Incentive Plan are based on the average of the high and low prices of AuthenTec, Inc. Common Stock reported on the Nasdaq Global Market on July 20, 2007.
(3) In addition, pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees and directors as specified by Rule 428(b)(1) promulgated under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents which have been filed by the Registrant with the Securities and Exchange Commission, or the Commission, are incorporated herein by reference:
(a)	the prospectus filed by the Registrant pursuant to Rule 424(b)(1) under the Securities Act on June 27, 2007 (File No. 333-141348) ; and

(b)	the description of the registrant’s common stock, $0.01 par value per share, contained in its Registration Statement on form 8-A/A, filed with the Commission on June 25, 2007 (File No. 001-33552) pursuant to Section 12(b) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).
     All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     A venture fund affiliated with DLA Piper US LLP holds 13,061 shares of our common stock and warrants to purchase 1,597 shares of our common stock.
Item 6. Indemnification of Directors and Officers.
     Pursuant to Section 145 of the Delaware General Corporation Law, or the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right that a person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to indemnification. Section 145 of the DGCL also empowers us to purchase and maintain insurance that protects our officers, directors, employees and agents against any liabilities incurred in connection with their service in such positions.
     Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that require us to indemnify our directors and officers to the fullest extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.
     We have entered or intend to enter into agreements to indemnify our directors, in addition to indemnification provided for in our bylaws. These agreements, among other things, will provide for indemnification of our directors for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of the person’s services as a director or at our request. We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising out of the Securities Act or otherwise.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation of AuthenTec, Inc. (1)
4.2	Amended and Restated Bylaws of AuthenTec, Inc. (1)
4.3	AuthenTec, Inc. 2004 Stock Incentive Plan, as amended (1)
4.5	AuthenTec, Inc. 2007 Stock Incentive Plan (1)
4.6	Specimen stock certificate for shares of common stock (1)
4.7	Amended and Restated Registration Rights Agreement dated June 14, 2004 between AuthenTec, Inc. and the parties listed thereon. (1)
4.8	Form of Preferred Stock Purchase Warrant (1)
4.9	Form of Warrant to Purchase Shares of Series C Preferred Stock (1)
5.1	Legal opinion of DLA Piper US LLP
23.1	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (included on signature page hereto)

(1)	Incorporated by reference to the Registration Statement on Form S-1, as amended, initially filed March 16, 2007.
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
     provided, however, that paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, State of Florida, on July 25, 2007.

AUTHENTEC, INC.
By:	/s/ F. Scott Moody
	Name:	F. Scott Moody
	Title:	Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned whose signature appears below hereby appoints F. Scott Moody and Gary R. Larsen as his or her true and lawful attorney-in-fact to sign on his or her behalf and individually and in the capacity stated below and to file all amendments (including post-effective amendments) and make such changes and additions to this Registration Statement, including any subsequent registration statement for the same offering that may be filed under Rule 462(b), and to file the same, with all exhibits thereof, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either of them, their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ F. Scott Moody F. Scott Moody	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 25, 2007
/s/ Gary R. Larsen Gary R. Larsen	Chief Financial Officer (Principal Accounting and Financial Officer)	July 25, 2007
/s/ R. Kent Buchanan R. Kent Buchanan	Director	July 25, 2007
/s/ Matthew P. Crugnale Matthew P. Crugnale	Director	July 25, 2007
/s/ Robert E. Grady Robert E. Grady	Director
/s/ Gustav H. Koven III Gustav H. Koven III	Director	July 25, 2007
/s/ Yunbei “Ben” Yu Yunbei “Ben” Yu	Director	July 25, 2007

INDEX TO EXHIBITS

Exhibit
No	Description
4.1	Amended and Restated Certificate of Incorporation of AuthenTec, Inc. (1)
4.2	Amended and Restated Bylaws of AuthenTec, Inc. (1)
4.3	AuthenTec, Inc. 2004 Stock Incentive Plan, as amended (1)
4.5	AuthenTec, Inc. 2007 Stock Incentive Plan (1)
4.6	Specimen stock certificate for shares of common stock (1)
4.7	Amended and Restated Registration Rights Agreement dated June 14, 2004 between AuthenTec, Inc. and the parties listed thereon. (1)
4.8	Form of Preferred Stock Purchase Warrant (1)
4.9	Form of Warrant to Purchase Shares of Series C Preferred Stock (1)
5.1	Legal opinion of DLA Piper US LLP
23.1	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (included on signature page hereto)

(1)	Incorporated by reference to the Registration Statement on Form S-1, as amended, initially filed March 16, 2007.